HomeStreet Reports First Quarter 2021 Results

Fully diluted EPS $1.35	ROE: 16.4% ROTCE: 17.3%	ROAA: 1.65%
SEATTLE –April 26, 2021 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended March 31, 2021. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“HomeStreet’s earnings during the first quarter of 2021 reflected strong underlying performance across all of our lines of business making our first quarter a great start to the year,” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “During the first quarter, our net interest margin increased as a result of ongoing improvements in funding costs, we once again benefited from high loan volume and profitability on loans sold, and we continued to aid our customers and communities most at-risk during the pandemic by originating $123 million of Paycheck Protection Program (“PPP”) loans during the quarter. In particular, our single-family mortgage banking loan volume and profit margins continued at the high levels we have experienced since the second quarter of last year. Additionally, our non-interest expenses for the quarter reflected meaningful reductions in information services, occupancy and general and administrative and other expenses as a result of our ongoing focus on cost reduction and profitability improvement.”

First Quarter Operating Results
                   First quarter 2021 compared to fourth quarter 2020
Reported Results:
•Net income: $29.7 million compared with $27.6 million
•Earnings per fully diluted share: $1.35 compared to $1.25
•Net interest margin: 3.29%, compared to 3.26%
•ROE: 16.4% compared to 15.3%
•ROTCE: 17.3% compared to 16.2%
•Return on average assets: 1.65% compared to 1.47%
•Efficiency ratio: 60.0% compared to 56.1%

Core Results:
•Net income: $29.7 million compared with $32.4 million
•Earnings per fully diluted share: $1.35 compared to $1.47
•ROTCE:17.3% compared to 19.0%
•Return on average assets: 1.65% compared to 1.73%

Financial Position
                    First quarter 2021 compared to fourth quarter 2020
•Loan portfolio originations: $769 million, a 5% increase
•Single family loans held for sale originations: $624 million, a 1% decrease
•Commercial and consumer noninterest-bearing deposits increased 9%
•Period ending cost of deposits: 0.21%, compared to 0.29%
•Book value per share: $32.84, compared to $32.93
•Tangible book value per share: $31.31, compared to $31.42

“We grew our loan portfolio in the quarter despite continuing high levels of prepayments. Our loan portfolio continues to perform well with low levels of problem assets and borrowers on forbearance,” added Mr. Mason. “Given our strong credit performance, we did not record any provision for loan losses in the quarter.”

Other
•Originated $123 million in PPP loans in 2021 first quarter
•Repurchased a total of 560,996 shares of our common stock at an average price of $44.56 per share during the first quarter
•Declared and paid a cash dividend of $0.25 per share in the quarter

Mr. Mason concluded, “Based on our strong financial results and positive outlook we repurchased $25 million of our common stock during the quarter and paid a cash dividend which was 67% higher than the prior quarter. Going forward we anticipate continuing to manage our capital efficiently, retaining capital for growth while returning excess capital to shareholders.”

Conference Call
HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, April 27, 2021 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and John M. Michel, Executive Vice President and CFO, will discuss first quarter 2021 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10153874 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10153874.

About HomeStreet

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. (and any consolidated subsidiaries of HomeStreet, Inc.) and its operations, performance, financial condition and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the impacts of COVID-19 on our business and operating strategies and plans and on the economies and communities we serve, our expectations about future performance and financial condition, long term value creation, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities. When used in this press release, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that actual results may differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with the ongoing impacts of COVID-19 and the extent to which it has impacted and will continue to impact our business, operations and performance, which could have a negative impact on our credit portfolio, borrowers, and share price; recent restructuring activities; challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow, our inability to implement all or a significant portion of the cost reduction measures we have identified; the possibility that the results of such measures may fall short of our financial and operational expectations; adverse impacts to our business of reducing the size of our operations; changes in general political and economic conditions that impact our markets and our business; actions by our regulators that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; employee litigation risk arising from current or past operations including but not limited to various restructuring activities undertaken by the Bank in recent years; our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; increases in competition; unfavorable changes in general economic conditions; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and the extent of our success in resolving problem assets. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which excluded intangible assets from the calculation of capital ratios; (ii) core earnings which exclude certain nonrecurring charges primarily related to our discontinued operations and restructuring activities as we believe this measure is a better comparison to be used for projecting future results; and (iii) an efficiency ratio which is the ratio of noninterest expenses to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expenses impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes. companies whose operations are in states where assessed taxes on business are classified as income taxes.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	As of or for the Quarter Ended
(dollars in thousands, except share data)	3/31/2021	12/31/2020

Tangible book value per share
Shareholders' equity	$701,463	$717,750
Less: Goodwill and other intangibles	(32,587)	(32,880)
Tangible shareholders' equity	$668,876	$684,870

Common shares outstanding	21,360,514	21,796,904

Computed amount	$31.31	$31.42

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$668,876	$684,870
Tangible assets
Total assets	$7,265,191	$7,237,091
Less: Goodwill and other intangibles	(32,587)	(32,880)
Net	$7,232,604	$7,204,211

Ratio	9.2%	9.5%

Core earnings
Net income	$29,663	$27,598
Adjustments (tax effected)
Restructuring related charges	—	4,786
Total	$29,663	$32,384

Return on average tangible equity (annualized)
Average shareholders' equity	$731,719	$717,666
Less: Average goodwill and other intangibles	(32,777)	(33,103)
Average tangible equity	$698,942	$684,563

Net income	$29,663	$27,598
Adjustments (tax effected)
Amortization on core deposit intangibles	236	267
	$29,899	$27,865

Ratio	17.3%	16.2%

	As of or for the Quarter Ended
(dollars in thousands, except share data)	3/31/2021	12/31/2020
Return on average tangible equity (annualized) - Core
Average tangible equity (per above)	$698,942	$684,563

Core earnings above	$29,663	$32,384
Adjustments (tax effected):
Amortization on core deposit intangibles	236	267
Tangible income applicable to shareholders	$29,899	$32,651

Ratio	17.3%	19.0%

Return on average assets (annualized) - Core
Average assets	$7,310,408	$7,463,702
Core earnings (per above)	29,663	32,384

Ratio	1.65%	1.73%
Efficiency ratio
Noninterest expense
Total	$56,608	$64,770
Adjustments:
Restructuring related charges	—	(6,112)
Prepayment fee on FHLB advances	—	(1,492)
State of Washington taxes	(579)	(1,056)
Adjusted total	$56,029	$56,110

Total revenues
Net interest income	$54,517	$56,048
Noninterest income	38,833	43,977
Adjusted total	$93,350	$100,025

Ratio	60.0%	56.1%

Core diluted earnings per share
Core earnings (per above)	$29,663	$32,384
Fully diluted shares	21,961,828	22,103,902

Ratio	$1.35	$1.47
Effective tax rate used in computations above	19.3%	21.7%